UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2006

Memory Pharmaceuticals Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50642	04-3363475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Philips Parkway, Montvale, New Jersey		07645
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(201) 802 - 7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Memory Pharmaceuticals Corp. (the "Registrant") announced on February 28, 2006 that it and F. Hoffman La-Roche Ltd and Hoffmann-La Roche Inc. (together, "Roche") amended and restated their existing Strategic Alliance Agreement, dated August 29, 2003, relating to the Registrant’s nicotinic alpha-7 agonist program (the "Original Agreement"). The Amended and Restated Strategic Alliance Agreement (the "Agreement") became effective on February 27, 2006.

Under the terms of the Agreement, the Registrant granted to Roche a worldwide, exclusive, sublicensable license (the "License") to all of the Registrant’s patent rights and know-how with respect to the Registrant’s nicotinic alpha-7 agonists other than MEM 3454 for the prevention and treatment of diseases, in all indications, for either human or veterinary use. The License includes the Registrant’s rights in jointly developed patent rights and know-how that arise from the parties’ Strategic Alliance (defined below).

Roche has the option to extend the License to MEM 3454 following the completion by the Registrant of the Phase 2a clinical trial for this drug candidate (the "License Option"). Roche maintains this License Option by paying pre-specified license rights maintenance fees to the Registrant. If Roche exercises the License Option, the Registrant is entitled to receive milestone payments and royalties on net sales of products containing MEM 3454 at the rates provided for in the Original Agreement. If Roche exercises the License Option, the Registrant will have the right to co-promote in the US any product containing MEM 3454. This co-promotion right is subject to the terms of a separate co-promotion agreement to be negotiated and the payment by the Registrant of a specified percentage of Roche’s budgeted Phase 3 global development costs for that product. If the Registrant exercises its co-promotion right with respect to a product containing MEM 3454, it will be entitled to a specified percentage of the gross profits from US sales of that product in exchange for a reduction in royalties on US sales otherwise payable to the Registrant by Roche.

The parties have agreed to conduct a collaborative research and development program on nicotinic alpha-7 agonists in accordance with a predefined research workplan (the "Strategic Alliance"). Under the terms of the Agreement, the Registrant will receive an aggregate of $1.75 million of research funding in calendar year 2006. Subject to the determination by the Joint Steering Committee formed in connection with the Strategic Alliance that certain specified preclinical criteria have been achieved, the Registrant is eligible to receive an aggregate of approximately $2.3 million (based on 1USD: 1.31 CHF) in research funding for calendar year 2007 (the "2007 Research Funding"). Subject to specified exceptions, the Registrant has the right to terminate its research and development obligations under the Strategic Alliance if, prior to March 31, 2007, Roche has not committed to provide the 2007 Research Funding.

Under the terms of the Agreement, the Registrant will collaborate with Roche in conducting certain early stage research and development activities with respect to compounds being developed under the Strategic Alliance. The Registrant is responsible for conducting Phase 1 clinical trials for such compounds. Roche is responsible for development from Phase 2a onwards and for commercialization. Roche must use reasonable diligence in proceeding in the US, Canada, Japan and Europe with the development of at least one compound.

The Agreement provides that Roche is also obligated to make milestone payments to the Registrant upon the Registrant’s achievement of specified development, regulatory and commercialization milestones (including sales level milestones) for other compounds that are developed under the Strategic Alliance. The level of milestone payments payable to the Registrant is based upon whether a product is a Memory Product or a Collaboration Product. A "Memory Product" is a product that includes a nicotinic alpha-7 agonist, the composition of matter of which is covered in the US by any Memory patent rights as of the date the Agreement became effective or is otherwise specified by the parties as a Memory Product. A "Collaboration Product" is a product containing a nicotinic alpha-7 agonist other than a Memory compound that is or was previously conceived, acquired or controlled by either Party any time prior to the end of the later of (a) six months after the end of the Strategic Alliance term (which, subject to modification, ends on December 31, 2007), and (b) March 31, 2008 (the "Extended Period"). Any of the foregoing compounds must demonstrate a certain minimum threshold activity at any time prior to the end of the Extended Period.

The Registrant is also entitled to receive royalties based on a specified percentage of net sales of Memory Products and Collaboration Products. The royalties increase at increasing net sales levels and are subject to reduction under certain circumstances relating to, among other things, the existence of competing products and payments made by Roche to third parties. The royalty term expires for a particular product (including for products containing MEM 3454) on the later to occur of (a) the expiration of the last to expire of the applicable patent that covers the product and contains a composition of matter claim in a given country, and (b) ten years following the launch of the product in that country. The milestone payments and royalties that the Registrant is eligible to receive under the Agreement have been adjusted from those it was eligible to receive under the Original Agreement to reflect the respective contributions of the parties.

On the date that all royalty and other payment obligations under the Agreement expire (the "Expiration Date"), the licenses granted by the Registrant to Roche pursuant to the Agreement continue as fully paid-up licenses. Either party may terminate the Agreement upon the failure to cure a material breach after sixty (60) days notice. Roche may also terminate the Agreement upon six or twelve months’ notice (i) on a region-by-region basis, or (ii) on a product-by-product basis with respect to one or more regions. Roche may also elect not to maintain its option to license MEM 3454. Upon a change of control of the Registrant, Roche has the right to terminate the Registrant’s participation in the research and development activities under the Strategic Alliance, although any such termination would not affect Roche’s financial obligations under the Agreement.

Subject to specified exceptions, if the Agreement is terminated, in whole or in part, prior to the Expiration Date, the applicable licenses granted by the Registrant to Roche under the Agreement will terminate on the effective date of such termination. Roche is then required to transfer to the Registrant certain filings, rights, approvals, agreements and data relating to the applicable Memory Compounds, Memory Products, MEM 3454 or MEM 3454 Products at no expense to the Registrant. Additionally, upon termination of the Agreement under specified circumstances, the Registrant would have the right to negotiate to obtain from Roche an exclusive royalty bearing license with respect to the certain of Roche’s rights in the Collaboration Compounds and certain related Roche intellectual property rights, know-how and property.

The Registrant and Roche have also entered into, effective February 27, 2006, a Third Amendment (the "PDE4 Amendment") to the Collaboration and License Agreement between the parties relating to their PDE4 inhibitor research and development program (the "PDE4 Agreement"). Under the PDE4 Amendment, Roche’s obligation to make certain research funding payments in support of the PDE4 research collaboration will be terminated on the effective date of the Agreement. Also, subject to Roche’s exercise of its option to license the Registrant’s compounds MEM 1414 and MEM 1917, as provided in the PDE4 Agreement, the parties agreed that the Registrant may exercise co-promotion rights in the European Union if the Registrant exercises its right to co-promote PDE4 products in the US.

The press release announcing the Registrant’s entry into the Agreement and the PDE4 Amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing description of the Agreement and the PDE4 Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Registrant’s Quarterly Report on Form 10-Q for the first quarter of 2006, and the PDE4 Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Third Amendment to the Collaboration and License Agreement, dated as of February 27, 2006, between F. Hoffmann-La Roche Ltd., Hoffmann-La Roche Inc. and the Registrant.

99.1 Press Release dated February 28, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Memory Pharmaceuticals Corp.

March 3, 2006	By:	/s/ Jzaneen Lalani

Name: Jzaneen Lalani
Title: Vice President, Legal Affairs

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Exhibit Index

Exhibit No.	Description

10.1	Third Amendment to the Collaboration and License Agreement, dated as of February 27, 2006, between F. Hoffmann-La Roche Ltd., Hoffmann-La Roche Inc. and the Registrant.
99.1	Press Release dated February 28, 2006.